Exhibit 99.1

Cardiff Oncology Appoints Leila Alland, MD, as Interim Chief Medical Officer

Seasoned oncology executive brings extensive clinical development expertise and a track record of advancing innovative cancer therapies

SAN DIEGO, Calif., October 27, 2026 — Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company targeting RAS-mutated cancer by leveraging PLK1 inhibition, today announced the appointment of Leila Alland, MD, as interim Chief Medical Officer. Dr. Alland is a seasoned biopharmaceutical executive who has led multiple oncology drug development programs. Dr. Alland succeeds Roger Sidhu, MD, who has stepped down from his role as Chief Medical Officer.

“We are pleased to welcome Leila as interim Chief Medical Officer,” said Mani Mohindru, PhD, President and Chief Executive Officer of Cardiff Oncology. “She brings a strong track record of leadership in advancing novel cancer therapies and is well-positioned to guide our clinical strategy as we enter a pivotal phase in clinical development. Our randomized Phase 2 trial in first line RAS-mutated metastatic colorectal cancer is still ongoing, and median PFS has not been reached in the onvansertib 30 mg plus FOLFIRI and bevacizumab arm, our proposed Phase 3 regimen. All patients remaining on trial have now been on treatment for more than 18 months. We are at a defining period for Cardiff as we prepare to initiate our registrational Phase 3 study in the first quarter of 2027. Leila’s expertise will be instrumental as we advance this program and also evaluate the broader potential of PLK1 inhibition in other cancers with few treatment options.”

“Despite advances in the treatment of metastatic colorectal cancer, significant unmet needs remain, particularly for patients with RAS-mutated disease,” said Dr. Alland. “I believe onvansertib’s differentiated approach, which targets a key vulnerability of RAS-mutated tumors through PLK1 inhibition, holds significant promise for addressing these challenges and improving patient outcomes. I am excited to take on this role at such an important stage in its development and help translate that promise into meaningful clinical benefit for patients.”

Dr. Alland has served as Chief Medical Officer at several clinical-stage biotechnology companies, including PMV Pharma, a precision oncology company focused on p53; Affimed, an immuno-oncology company; and Tarveda Therapeutics, a company developing targeted drug conjugates. Previously, she held leadership positions at AstraZeneca, Bristol Myers Squibb, Novartis and Schering-Plough, where she contributed to the development and approvals of oncology therapies including Tagrisso®, Opdivo®, Tasigna® and Caelyx®. Dr. Alland currently serves on the Board of Directors of Abeona Therapeutics Inc.

Dr. Alland received her medical degree from New York University and her bachelor’s degree from the University of Pennsylvania. She completed her pediatric training at The Children’s Hospital of Philadelphia and her hematology/oncology training at Memorial Sloan Kettering Cancer Center. She previously served on the faculty of Albert Einstein College of Medicine, where she cared for children with cancer and conducted research focused on oncoproteins and epigenetics.

Opdivo® is a registered trademark Bristol-Myers Squibb Company. Tagrisso® is a registered trademark of AstraZeneca PLC. Tasigna® is a registered trademark of Novartis AG. Caelyx® is registered trademarks of Johnson & Johnson.

About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company targeting RAS-mutated cancers via innovative cancer treatments focused on PLK1 inhibition, a validated oncology target with practice-changing potential. Our lead asset, onvansertib, is a highly specific, oral PLK1 inhibitor currently being evaluated in a Phase 2 trial for first-line treatment of RAS-mutated metastatic colorectal cancer (“mCRC”), addressing a large, underserved patient population with high unmet need. Onvansertib is also under investigation in other PLK1-driven cancers through ongoing investigator-initiated trials and has shown robust single-agent clinical activity in hard-to-treat tumors. By targeting tumor vulnerabilities, we aim to overcome treatment resistance and deliver improved clinical outcomes for patients.

For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Cardiff Oncology’s expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology’s current expectations and actual results could differ materially.

There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, uncertainties associated with clinical development and regulatory approvals; the possibility that results from earlier clinical studies may not be predictive of future results; risks related to the timing, initiation, conduct and completion of clinical trials; the Company’s need for additional financing; dependence on key personnel and third parties; competition; intellectual property risks; and other factors described in Cardiff Oncology’s filings with the Securities and Exchange Commission. There can be no assurance that onvansertib will receive regulatory approval for any indication or prove commercially successful.

Investors should read the risk factors set forth in Cardiff Oncology’s Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Investor Contact:

Candice Masse

astr partners

candice.masse@astrpartners.com

Media Contact:

Amy Bonanno

Lyra Strategic Advisory

abonanno@lyraadvisory.com

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